UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 8, 2010

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01    Entry into a Material Definitive Agreement

On November 9, 2010, Acorn Energy, Inc. (the “Company”) entered into a letter of intent (the “Letter of Intent”) with Coreworx Inc., a wholly-owned subsidiary of the Company (“Coreworx”), for the Company to sell all of its common stock in Coreworx to a management buyout group consisting of Coreworx’ management and certain employees and other investors.  Under the terms of the Letter of Intent:  Coreworx’ remaining indebtedness owed to the Company of approximately $5.4 million will be reduced by approximately $1.4 million to $4.0 million in consideration of the Company receiving at closing 10% of the outstanding shares of common stock of Coreworx (“New Coreworx Shares”); the Company will receive at closing warrants to acquire that number of additional shares of common stock of Coreworx equal to the number of New Coreworx Shares; the debt of $4.0 million owed by Coreworx to the Company (the “Coreworx Debt”) will be non-interest bearing, and the first payment will be due January 31, 2012; the Coreworx Debt will be repaid in an amount equal to 4% of Coreworx’ gross revenues commencing at the date of closing, and payments for the period commencing on the closing date through December 31, 2011 will be paid in 12 equal monthly installments starting on January 31, 2012 and on the last day of each of the following 11 months; the payments of the Coreworx Debt for revenue periods subsequent to Coreworx’ 2011 fiscal year will be payable on a quarterly basis within 45 days following the end of Coreworx’ fiscal quarter-end periods; following repayment of the Coreworx Debt, Coreworx will pay the Company a royalty fee (the “Royalty”) equal to 4% of Coreworx’ gross revenues up to a maximum amount of $20 million; the Royalty will be paid on a quarterly basis within 45 days following the end of Coreworx’ fiscal quarter-end periods; and Coreworx will pay the Company a restructuring fee of $40,000 on or before July 1, 2011.

Repayment of the Coreworx Debt will be secured by a security interest in Coreworx’ intellectual property on a pari passu basis with the other holders of Coreworx’ common stock following closing which will necessitate the Company releasing its present security interest in Coreworx’ other personal property and intangibles at closing.

The Letter of Intent is binding, and is conditional upon, among other things, execution and delivery of the definitive transaction documents, Coreworx raising capital of a minimum of CDN$3 million on or before November 30, 2010 and approval of the transaction documents by the Company’s Board of Directors.  Upon satisfaction of such conditions, closing is to occur on or before December 15, 2010.

Item 2.02 Results of Operations and Financial Condition

On November 10, 2010, the Company issued a press release announcing its 2010 third quarter results. The press release is filed as Exhibit 99.1 hereto.

Section 2 – Financial Information
Item 2.06    Material Impairment

In connection with the sale of the Company’s shares of common stock of Coreworx under the terms of the Letter of Intent, management of the Company determined on November 8, 2010 that a material impairment of the Company’s goodwill and other intangible assets related to Coreworx will be taken by December 31, 2010.  The Company estimates the pre-tax, non-cash charges relating to the foregoing impairment will be approximately $9.4 million, which represents the current book value of the goodwill and other intangible assets related to Coreworx.  The impairment charges are not expected to result in future cash expenditures. Coreworx losses will be presented as a Loss from Discontinued Operations in future periods.

Section 5 – Corporate Governance and Management
Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 8, 2010, John A. Moore, President and CEO of the Company announced to the Company’s Board of Directors that he is voluntarily reducing his current annual base salary of $375,000 to $300,000, a 20% reduction, commencing with the pay period beginning November 1, 2010 and continuing for an indefinite period of time.  No other adjustments are being made to Mr. Moore’s compensation.

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

99.1	Press Release dated November 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 11th  day of November, 2010.

ACORN ENERGY, INC.

By:	/s/ Joe B. Cogdell, Jr.
Name:	Joe B. Cogdell, Jr.
Title:	Vice President, General Counsel & Secretary